                                                                    EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement is entered into as of this 1st day of October, 2001, among ATC Healthcare Services, Inc., a Georgia corporation ("Buyer"), Healthcare Staffing, Inc. d/b/a Doctors' Corner Personnel Service and Healthcare Search Associates, a Delaware corporation qualified to do business in California ("Seller"), and Gregorius K. Balk, an individual owning all of the outstanding capital stock of Seller ("Balk").

                                    RECITALS

         WHEREAS, Seller conducts the business of providing temporary healthcare personnel staffing together with the permanent placement of healthcare personnel (the "Business"); and

         WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller the Business and the Acquired Assets on the terms provided herein;

         NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained herein, the parties agree as follows:


                                    ARTICLE I

                      PURCHASE AND SALE OF ACQUIRED ASSETS

         1.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements set forth herein, Buyer agrees to purchase from Seller and Seller agrees to sell to Buyer at the Closing, free and clear of all Liens (as such term is defined in Exhibit A hereto together with other defined terms), all of the assets, properties, rights, interests, licenses, permits, contracts, causes of action, claims and operations of Seller of every kind and description as the same shall exist on the Closing Date (other than the Excluded Assets), wherever located, whether tangible or intangible, real, personal or mixed which relate to the ownership and/or conduct of the Business (the collective assets, properties, rights, interests, licenses, permits, contracts, causes of action, claims and operations of the Business to be transferred to Buyer by Seller pursuant hereto are referred to collectively herein as the "Acquired Assets") and include, without limitation, the following:

                  (a) all books and records of the Business, including, without limitation, all customer lists, customer files, employee files and information, databases regarding customers and employees and all manuals, advertising materials, promotional material and brochures regarding the services provided by the Business or otherwise used in the Business, and the telephone and fax numbers and domain names of the Business;

                  (b) all contracts, leases or other agreements whether written or oral relating to the Business to which the Seller is a party which are identified on Exhibit B hereto ("Assumed Agreements");

                  (c) all trademarks, trade names, brand names, service marks, copyrights, proprietary data, trade secrets and all other intellectual property and intellectual property rights utilized in connection with the Business or otherwise relating to the Business, including those set forth on Exhibit C hereto, together with the goodwill of the Business associated therewith (the "IP Rights");

                  (d) all rights of Seller in and to software used in the operation of the Business, together with all manuals and other related technical information;



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

                  (e) equipment, furniture, office equipment, computer equipment (including all hardware and software), communications equipment, and other tangible property (and interests in any of the foregoing), including any of the foregoing that are subject to capital leases;

                  (f) all rights, claims, credits, causes of action or rights of set-off against third parties, whether liquidated or unliquidated, fixed or contingent;

                  (g) all transferable franchises, licenses, permits or other authorizations issued or granted by any governmental authority that are owned by, granted to or held or used by Seller;

                  (h) all work in progress; and

                  (i) all goodwill associated with the Business or the Acquired Assets.

         1.2 Excluded Assets. The assets and properties set forth on Exhibit D (the "Excluded Assets") shall be excluded from the Acquired Assets. The Receivables are not included in the Acquired Assets.

         1.3 Transition. Buyer and Seller will reasonably cooperate in order to ensure an orderly transition of the Business to Buyer. Such cooperation will include without limitation arrangements to ensure that telephone calls, e-mail, mail, faxes and orders and inquiries are promptly forwarded to Buyer. Buyer and Seller will also cooperate in transferring employees of Seller that Buyer selects (if any) to Buyer. Seller shall be responsible for terminating employees of Seller that Buyer does not so select.

         1.4 Closure of Business. Immediately upon the Closing, except as otherwise required hereunder or requested by Buyer, Seller shall cease operation of the Business and transfer operation of the Business to Buyer.

         1.5 Retained Liabilities. Except as provided in Section 1.6, the parties agree that Buyer is not assuming (and Buyer and its Affiliates shall not be responsible for) any liabilities or obligations of the Business as operated prior to the Closing or of Seller and its Affiliates however arising (the "Retained Liabilities"). Without limitation of the foregoing, Seller shall retain, and Retained Liabilities shall include, all liabilities and obligations
(x) to employees of the Business (including severance and other obligations), whether or not Buyer hires such employees, arising prior to the Closing (y) arising from or in respect of the services provided by the Business prior to Closing (whether or not the event giving rise to the liability or obligation occurs prior to or after Closing) and (z) arising as a result of the violation by Seller or the Business of Legal Requirements regarding the collection and payment over to governmental authorities of sales, use, excise and similar taxes, payroll and similar taxes and the withholding of taxes.

         1.6 Assumed Liabilities. Buyer hereby assumes as of the Closing and agrees to perform and discharge when due obligations of Seller under (x) the Assumed Agreements with respect to periods after the Closing to the extent that the consideration for any such services is paid to Buyer (other than any obligations arising from the breach of such Assumed Agreements occurring at or prior to Closing, which obligations shall constitute Retained Liabilities). Obligations to be assumed by Buyer pursuant to this Section 1.6 are referred to herein as "Assumed Liabilities."

         1.7 Purchase Price and Payment. (a) In consideration for the Acquired Assets, Buyer shall pay Seller the amount of Five Hundred Seventy-Five Thousand ($575,000) Dollars (the "Asset Amount"). In consideration for the covenant not to compete in Section 5.13, Buyer shall pay Seller additional consideration in the amount of Five Hundred Thousand ($500,000) Dollars (the "Additional Consideration"). The Asset Price and the Additional Consideration are sometimes collectively referred to herein as the "Purchase Price". At Seller's request, a portion of the Purchase Price in consideration for the covenant not to compete up to the amount of the Additional Consideration shall be paid directly to Balk in lieu of Seller. Accordingly, Seller shall notify Buyer in writing at least two (2) business days prior to payment of any installment under this Agreement or the Promissory Note (as hereafter defined) specifying the amount of any such installment that shall be paid directly to Balk. Any amounts to



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be so paid directly to Balk shall be credited toward payment of the corresponding installment of the Purchase Price under this Agreement and/or the Promissory Note.

                  (b) The Purchase Price shall be payable as follows:

                           (i) Three Hundred Thousand ($300,000) Dollars at the
Closing (as hereafter defined) by certified check or electronic transfer to a bank account designated by Seller in writing at least two (2) business days prior to the Closing (the "Initial Cash Payment").

                           (ii) Seven Hundred Seventy-Five Thousand ($775,000)
Dollars (the "Note Payments"), by delivery to Seller at the Closing of a duly executed promissory note payable to Seller in the form of Exhibit E hereto ("Promissory Note"); provided that the total amount due to Seller under the Promissory Note shall be subject to adjustment in accordance with the provisions of Section 1.7(c) below.

                           The amount due to Seller under the Note Payments
shall bear interest at the rate of 8% per annum, beginning on the Closing Date and will be due and payable in accordance with the following provisions:

                                    (1) One Hundred Thousand ($100,000) Dollars,
together with interest thereon, shall be due and payable on the date which is ninety (90) days after the Closing, subject to adjustment in accordance with the provisions of Section 1.7(c) below;

                                    (2) One Hundred Thousand ($100,000) Dollars,
together with interest thereon, shall be due and payable on the date which is one hundred eighty (180) days after the Closing; and

                                    (3) Five Hundred Seventy-Five Thousand
($575,000) Dollars shall be due and payable in twenty (20) consecutive quarterly payments of principal in the amount of $28,750, each together with interest thereon.

                  (c) In addition to the payment of the Purchase Price, Buyer has agreed to pay to Resource Funding Group, Inc. ("RFG") at the Closing, on behalf of Seller, an amount equal to the accounts receivable of the Business on the date of the Closing anticipated to be approximately $200,000.00 (the "RFG Payment Amount"). One business day prior to the Closing, RFG will provide to the Buyer a detailed list of the open accounts receivable (the "RFG Receivables") for Buyer's approval. During the ninety (90) day period immediately following the Closing (the "Collection Period"), Buyer shall be entitled to make and receive all collections on the RFG Receivables and Seller shall use its best efforts to assist Buyer in making such collections. All payments received by Buyer or Seller during the Collection Period on account of the RFG Receivables shall belong solely to Buyer. Seller shall immediately remit to Buyer all amounts which it may receive during the Collection Period on account of the RFG Receivables.

                           If the aggregate amount of payments received by Buyer
during the Collection Period on account of the RFG Receivables is less than the RFG Payment Amount, then (i) the first Note Payment due to Seller under the Promissory Note under Section 1.7(b)(1) shall be reduced by the amount of the difference between the RFG Payment Amount and the payments received by Buyer on account of the RFG Receivables and (ii) the total principal sum payable under the Promissory Note shall be correspondingly reduced by the amount of such difference.

         1.8 Allocation of Purchase Price. On or prior to the Closing Date, the parties shall mutually agree on allocation of the Purchase Price in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). All such mutually agreed to allocations shall be used by each party in preparing any filing required pursuant to Section 1060 of the Code or any similar provisions of state or local law and all relevant income and franchise tax returns.

         1.9 Collection of Receivables. Buyer shall not be responsible for the collection of accounts receivable of the Business arising from the provision of services prior to Closing as set forth on Exhibit F ("Receivables").




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                                   ARTICLE II

                                     CLOSING

         2.1 Closing. The purchase and sale of the Acquired Assets and assumption of the Assumed Liabilities pursuant to this Agreement (the "Closing") will take place on October 1, 2001 or such other date as the parties may mutually agree upon, at the offices of Kasowitz, Benson, Torres & Friedman LLP, 1633 Broadway, New York, New York 10019, at 10:00 a.m. EST. The date on which the Closing is to occur is herein referred to as the "CLOSING DATE".

         2.2 Deliveries at the Closing. At the Closing:

                  (a) The following deliveries will be made by Seller to Buyer:

                           (i) such appropriately executed bills of sale,
assignments and other instruments of transfer providing for the sale, assignment, transfer, conveyance and delivery (including, to the extent applicable, of record) of the Acquired Assets to Buyer in forms acceptable to the Buyer;

                           (ii) copies of resolutions adopted by the board of
directors of Seller approving the execution and delivery by Seller of this Agreement and the performance by the Seller of its obligations hereunder, all of the foregoing certified as of the Closing Date by Seller's Secretary or Assistant Secretary;

                           (iii) possession of the Acquired Assets, in such
manner as may reasonably be specified by Buyer;

                           (iv) a legal opinion of counsel to Seller, as to the
matters set forth on Exhibit G;

                           (v) such other documents as Buyer may reasonably
request in order to effectuate the transactions contemplated by this Agreement to be consummated at the Closing.

                  (b) The following deliveries will made be made by Buyer to
Seller:

                           (i) the Initial Cash Payment;

                           (ii) the Promissory Note, duly executed by Buyer;

                           (iii) copies of resolutions adopted by the board of
directors of Buyer approving the execution and delivery by Buyer of this Agreement and the performance by the Buyer of its obligations hereunder, all of the foregoing certified as of the Closing Date by the Buyer's Secretary or Assistant Secretary;

                           (iv) such other documents as the Seller may
reasonably request in order to effectuate the transactions contemplated by this Agreement to be consummated at the Closing.

                  (c) The following deliveries will be made by Balk:

                           (i) a duly executed Employment Agreement between Balk
and the Buyer in the form of Exhibit H hereto; and

                           (ii) duly executed Employment Agreements between the
Buyer and each of Janet Winter, Linda Cooper and Barbara Garfinkel, on terms and in a form acceptable to the Buyer.



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

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller and Balk each hereby represents and warrants, jointly and severally, to Buyer as follows:

         3.1 Organization and Good Standing. Seller is a corporation validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in the State of California. Seller is not required to be qualified to do business in any other jurisdiction as a result of the operation or nature of the Business. Seller has the corporate power and authority to own the Acquired Assets and to carry on the Business as now being conducted. Balk owns all of the issued and outstanding capital stock of Seller.

         3.2 Authority, Approvals and Consents. Seller has the corporate power and authority to enter into this Agreement and the Ancillary Documents and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Seller of this Agreement and each Ancillary Document and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors of Seller, and no other corporate or other proceedings on the part of Seller or the shareholders of Seller are necessary to authorize and approve this Agreement or the Ancillary Documents and the transactions contemplated hereby or thereby. This Agreement and each Ancillary Document has been duly executed and delivered by Seller and Balk (as applicable). This Agreement and each Ancillary Document constitutes a binding obligation of Seller and Balk (as applicable), enforceable against Seller and Balk (as applicable), in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies. The execution, delivery and performance of this Agreement and the Ancillary Documents by Seller and Balk, and the consummation of the transactions contemplated hereby and thereby do not and will not:

                  (a) contravene any provisions of the certificate of incorporation or bylaws of Seller (or other similar governing instruments with different names);

                  (b) (after notice or lapse of time or both) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination in respect of, any contract, agreement, commitment, understanding or arrangement of any kind to which Seller or Balk is a party or to which Seller or any Balk or any of Seller's or Balk's property is subject;

                  (c) violate or conflict with any Legal Requirements applicable to Seller or Balk or any of their business or property; or

                  (d) require Seller or Balk to obtain any Consent or Approval.

         3.3 Financial Statements. Attached as Exhibit I is a true, correct and complete copy of the unaudited financial statements of Seller in respect of the Business as of December 31, 1999, and 2000, together with unaudited financial statements for the fiscal year ended May 31, 2001, and gross margin calculations for June and July, 2001, (collectively the "Financial Statements"). The Financial Statements were prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") and fairly present the financial condition and results of operations of Seller in respect of the Business as of the dates and for the periods covered thereby. All information made available to Buyer by Seller concerning the past and present financial condition of Seller and the sales volume of the Business is complete and accurate.

         3.4 Absence of Undisclosed Liabilities. Seller does not have any liability of any nature whatsoever (whether known or unknown, due or to become due, accrued, absolute, contingent or otherwise), except (i) as and to the extent reflected on the Financial Statements or (ii) liabilities incurred in the ordinary course of business and consistent with past practice after July 31, 2001, and which are set forth in Schedule 3.4 hereto.



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

         3.5 Acquired Assets. (a) Seller has and will at the Closing convey to Buyer good and marketable title to all of the Acquired Assets, free and clear of any Liens.

         3.6 Operation in the Ordinary Course. Since July 30, 2001, Seller has conducted the Business only in the ordinary course and no event has occurred that may reasonably be expected to have a material adverse effect on the Business or its prospects.

         3.7 Legal Matters. There is no claim, action, suit, litigation, formal investigation or proceeding (a "Proceeding") pending against, or, to the Knowledge of Seller, threatened against, Seller or any Affiliate, officer, director, shareholder, agent or employee of Seller at law or in equity before or by any court, arbitrator, panel, agency or other governmental, administrative or judicial entity and none of Seller nor any of Seller's Affiliates, officers, directors, shareholders, agents or employees is subject to any judgment, decree, writ, injunction or order of any governmental, administrative or judicial entity with respect to the Business or the Acquired Assets. The Business is being and has been conducted in compliance with all governmental statutes, ordinances, codes and regulations and the common law (collectively "Legal Requirements") and holds all permits, licenses and approvals needed to operate the Business. To the Knowledge of Seller, (i) there exists no basis for the making of any claim or the bringing of any Proceeding against Seller, the Business or any officer, director, employee or agent of Seller, and (ii) no Legal Requirement has been proposed that may have a material adverse effect on the Business or its prospects.

         3.8 Assumed Agreements. Neither Seller nor, to the Knowledge of Seller or Balk, any other party to any Assumed Agreement is in breach of or default under any such Assumed Agreement. The consummation of the transactions contemplated hereby will not require the Consent of any counterparty to an Assumed Agreement and will not, after notice or lapse of time or both, conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give to any Person any right of termination in respect of, any Assumed Agreement. Attached as Exhibit B is a description of all Assumed Agreements setting forth, for each such Assumed Agreement, the name of the other party, the nature of the contract and the annual consideration payable.

         3.9 Taxes. Seller has furnished Buyer with true, complete and correct copies of Seller's 1998, 1999 and 2000 quarterly tax returns. Seller has complied with all Legal Requirements in respect of the collection and payment over to appropriate governmental agencies of sales, excise, use and other similar taxes required to be collected by it. Seller has collected and paid over to the appropriate governmental authorities all payroll and similar taxes required to be collected and paid over by it and has complied with all Legal Requirements regarding withholding of taxes from the income of employees.

         3.10 Customers and Suppliers. To the Knowledge of Seller, there exists no fact or circumstance which indicates that any customer of the Business that purchased more than $50,000 of Seller's services or products in 2000 will not purchase services or products in the year ending December 31, 2001, in amounts at least equal to such purchases from Seller during 2000. There are no disputes between Seller and any customers and suppliers of the Business. Since July 31, 2001, Seller has provided Services in such manner and in such quantities as are consistent with past practice in the ordinary course of business, and has not accelerated such sales prior to the Closing.

         3.11 Intellectual Property. The Business and/or the Acquired Assets do not violate or infringe in any manner on the intellectual property rights of any other Person. To the Knowledge of Seller, no other Person has violated or infringed intellectual property rights relating to the Business. The Acquired Assets include all intellectual property rights utilized by the Seller to operate the Business.

         3.12 Employee and Related Matters; ERISA.

                  (a) Schedule 3.12(a) sets forth each employee stock option, incentive, hospitalization, medical, dental, vision, life insurance, accidental death and dismemberment insurance, business travel insurance, cafeteria and flexible spending, sick pay, disability, severance, 401(k), golden parachute or other plan, fund, program, policy, contract or arrangement providing employee benefits that is maintained or contributed to by Buyer in which any employees have participated or under which any employees have accrued and remain entitled to any benefits (the



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"Plans"). No employee of Seller is entitled to any benefit under any Plan by reason of the transactions contemplated hereby.

                  (b) None of Seller or any of the Plans or any trust created thereunder, or any trustee or administrator thereof, has engaged in a transaction in connection with which Seller would be subject to either a material liability or civil penalty assessed pursuant to Sections 409, 502(i) or 502(1) of ERISA or a material tax imposed pursuant to Section 4971, 4972, 4974, 4975, 4976 or 4980B of the Code. Each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code. There are no pending or, to the Knowledge of Seller, threatened claims by or on behalf of any of the Plans, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than ordinary course claims for benefits).

                  (c) Seller is not, and has not been within the last six years, obligated to contribute, on behalf of any current or former employee of Seller, to a multiemployer plan (as defined in Section 3(37) of ERISA).

                  (d) None of the Plans or any trust established thereunder has incurred any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Plans. No contribution failure has occurred with respect to any Plan sufficient to give rise to a lien under
Section 302(f) of ERISA.

                  (e) With respect to any Plan that is an employee welfare benefit plan (i) no such Plan is unfunded or funded through a welfare benefits fund, as such term is defined in Section 419(e) of the Code and (ii) to the Knowledge of Seller, each such Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies with the applicable requirements of Section 4980B(f) of the Code.

         3.13 Employee Relations. There is no pending or, to the Knowledge of Seller, threatened grievance that would have a material adverse effect on the Business or the Acquired Assets and no charges with respect to or relating to Seller, any of its subsidiaries or Affiliates are pending before the Equal Employment Opportunity Commission or any state agency responsible for the prevention of unlawful employment practices as to which there is a reasonable likelihood of adverse determination.

         3.14 Insurance. Schedule 3.14 sets forth a complete and correct list of all insurance policies presently maintained relating to the Business and the Acquired Assets. The insurance policies constitute insurance against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar business, all of such insurance policies are in full force and effect and are valid, outstanding and enforceable, and all premiums due thereon have been paid in full. Except as set forth in Schedule 3.14, there are no pending material claims against such insurance policies by Seller with respect to the Business or the Acquired Assets as to which the applicable insurers have denied coverage. In addition, there exist no material claims under such insurance policies that haven not been properly filed by Seller with respect to the Business or the Acquired Assets.

         3.15 Brokers. None of Seller nor any officer, director or employee thereof, has employed or dealt with any broker or finder or has incurred or will incur any broker's, finder's or similar fee, in commission or expense, in each case in connection with the transactions contemplated by this Agreement, other than Oxford Mergers and Acquisition, to whom a commission will be paid in respect of this transaction by Seller.

         3.16 Disclosure. All facts that a reasonable purchaser of the Acquired Assets and Business would consider to be material have been disclosed to Buyer by Seller in its due diligence investigation of the Business.




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                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller as follows:

         4.1 Organization. Buyer is a corporation validly existing and in good standing under the laws of the State of Georgia. Buyer has the corporate power and authority to own the Acquired Assets and to carry on the Business.

         4.2 Power; Authorization; Consents. Buyer has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of Buyer and no other corporate proceedings on the part of Buyer or the shareholders of Buyer are necessary to authorize and approve this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer. This Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby do not and will not:

                  (a) contravene any provisions of Buyer's articles of incorporation or by-laws;

                  (b) (after notice or lapse of time or both) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination in respect of, any contract, agreement, commitment, understanding or arrangement of any kind to which Buyer is a party or to which Buyer or any of Buyer's property is subject;

                  (c) violate or conflict with any Legal Requirements applicable to Buyer or any of its business or property; or

                  (d) require Buyer to obtain any Approval or Consent.

         4.3 Brokers. None of Buyer, nor any director, officer or employee thereof has employed or dealt with any broker or finder or has incurred or will incur any broker's, finder's or similar fee, commission or expense, in each case in connection with the transactions contemplated by this Agreement.

                                    ARTICLE V

                       COVENANTS AND ADDITIONAL AGREEMENTS

         5.1 Announcements. Unless as required under applicable law, between the date hereof and the Closing Date, no party hereto (and no Affiliate of any party hereto) will issue any press release or otherwise make any public announcement with respect to the transactions contemplated hereby without the prior written consent of Buyer, in the case of Seller and its Affiliates, or Seller, in the case of Buyer and its Affiliates. Nothing in this Section 5.1 shall restrict Buyer from notifying customers of the Business of the sale of the Business to Buyer.

         5.2 Further Assurances. Each party shall execute and deliver such instruments and take such other actions prior to or after the Closing as any other party may reasonably request in order to carry out the intent of this Agreement, including, without limitation, obtaining any required consents or approvals from governmental entities or other third parties, and each party hereby agrees to use its respective reasonable best efforts to consummate the transactions contemplated hereby as soon as is practicable. From time to time after the Closing, Buyer and Seller shall for no additional consideration execute and deliver or cause to be executed and delivered such further documents, certificates and instruments of conveyance, assignment and transfer, and take such further action, as Buyer or Seller may reasonably request in order more effectively to sell, assign, convey, transfer, reduce to possession and record title to any of the Acquired Assets to Buyer. Each party shall cooperate and deliver such instruments and take such action as may be reasonably requested by the other party hereto in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby. Seller hereby irrevocably appoints Buyer as its attorney-in-fact to execute documents, certificates and instruments in Seller's name in order to more effectively assign, convey, transfer, reduce to possession and record title to any of the Acquired Assets to Buyer. Such power of attorney is coupled with an interest and irrevocable.

         5.3 Consents and Approvals. Between the date hereof and the Closing Date, the parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all consents, approvals and authorizations of all third parties which are necessary or advisable to consummate the transactions contemplated by this Agreement. The parties hereto agree that they will consult with each other with respect to the obtaining of all consents, approvals and authorizations of all third parties necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprized of the status of matters relating to completion of the transactions contemplated hereby.

         5.4 Tax Reporting and Cooperation on Tax Matter. Seller shall comply with all tax reporting obligations in connection with the Assets and the Assumed Liabilities on or before the Closing Date, and Buyer shall comply with all tax reporting obligations with respect to the same after the Closing Date. The parties shall provide each other with such assistance as may reasonably be requested by any of them in connection with the preparation of any tax return that may be required to be filed by it, any audit or other explanation by any taxing authority, or any judicial or administrative proceedings relating to liability for taxes. The party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance.

         5.5 Activities Pending Closing. From the date hereof until the Closing Date, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer or Balk, Seller shall carry on its business in the ordinary course consistent with past practices and use all reasonable efforts to preserve intact its present business organizations and relationships. Without limiting the generality of the foregoing, except with the prior written consent of Buyer or as expressly contemplated hereby, between the date hereof and the Closing Date, neither of Seller or Balk, shall take any action that would (i) result in any of the representations and warranties of Seller or Balk contained in this Agreement not to be true and correct in any material respect at the Closing Date or (ii) adversely affect the ability of Buyer to consummate the transaction contemplated hereby.

         5.6 Commercially Reasonable Efforts. Each of the parties hereto shall employ commercially reasonable efforts to cause each of the conditions to the consummation of the transactions contemplated hereby applicable to it to be fulfilled in accordance with the terms and conditions of this Agreement as soon as practicable after the date hereof.

         5.7 Exclusivity. Until the Closing Date or the termination of this Agreement, Seller and Balk shall not and shall not permit any Affiliates thereof or representative to, directly or indirectly, encourage, initiate or engage in discussions or negotiations with or provide any information to, any Person or group, other than Buyer concerning any proposal for an acquisition or other business combination involving all or any part of the Business or the Acquired Assets or relating thereto or any interest therein.

         5.8 Use of Name. Subsequent to the Closing Date, Buyer shall have sole right and title in the names "Healthcare Staffing, Inc.", "Doctor's Corner Personnel Service" and "Healthcare Search Associates" and all variations thereof, and neither Seller, Balk nor any Affiliate thereof shall use the names "Healthcare Staffing, Inc.", "Doctor's Corner Personnel Service" or "Healthcare Search Associates" or any variation thereof subsequent to the Closing Date.

         5.9 Disclosure Supplements. From time to time prior to the Closing, each party shall promptly supplement or amend any materials previously disclosed to the other party pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in materials previously disclosed to the other party or which is necessary to correct any information in such materials or statement herein which has been rendered materially inaccurate thereby; no such supplement or amendment to such materials shall be deemed to have modified the representations, warranties and covenants of the parties for the purpose of determining whether the conditions set forth in Article VI hereof have been satisfied.

         5.10 Failure to Fulfill Conditions. In the event that any party hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other parties. Each party will promptly inform the other parties of any facts applicable to it that would be likely to prevent or materially delay approval of the transaction contemplated hereby by any third party or which would other wise prevent or materially delay completion of such transactions.

         5.11 Execution of Assignments. Concurrent with the Closing, Seller shall execute and assign, and Buyer may, at its option, accept an assignment of, all leases, vendor agreements and any other executory contracts to be assumed by Buyer and Seller shall deliver to Buyer at the Closing executed consents to such assignments by all landlords, vendors and other applicable third parties, at the sole expense of Seller.

         5.12 Preservation of Seller. For a period of three (3) years following the Closing Date, Seller and Balk shall take no action to dissolve or liquidate Seller without the prior delivery to Buyer of the assumption in writing by another Person satisfactory to Buyer, in its sole discretion, of all Seller's duties, liabilities, responsibilities and obligations under this Agreement.

         5.13 Covenant not to Compete, Non-Solicitation, Confidentiality. (a) For a period of seven (7) years beginning on the Closing Date, neither Balk nor Seller shall directly or indirectly, engage (whether as owner, operator, shareholder, manager, employee or consultant) in any business in competition with the Business as conducted by Buyer and its Affiliates in those jurisdictions in which the Business is conducted by Buyer and its Affiliates, provided that the foregoing restriction shall not prohibit any such Person from owning up to 2% of the outstanding common equity of any company listed on a public securities market. It is the desire and intent of the parties that the provisions of this Section 5.13 shall be enforced to the fullest extent permitted under the laws and public policies of each jurisdiction in which enforcement is sought. If any court determines that any provision of this
Section 5.13 is unenforceable, such court shall have the power to reduce the duration or geographical or temporal scope of such provision, as the case may be, and, in its reduced form, such provision shall be enforceable; it is the intention of the parties that the foregoing restrictions shall not be terminated but shall be deemed amended to the extent required to render them valid and enforceable, such amendment to only apply with respect to the operation of this
Section 5.13 in the jurisdiction of the court that has made the adjudication.

                  (b) For a period of seven (7) years beginning on the Closing Date neither Seller nor Balk shall, directly or indirectly, solicit for employment (other than through general advertising) or hire either as an employee or as a consultant any person employed by Buyer or its Affiliates at any time within one year of the act of solicitation or hiring.

                  (c) For a period of seven (7) years beginning on the Closing Date, each of Seller and Balk shall hold confidential and not use in any manner all confidential information of the Business in their or his possession, provided that confidential information of the Business shall not include information that is or becomes publicly available (other than through a breach of this paragraph (c)).

                  (d) The parties acknowledge and agree that the restrictions contained in Section 5.13(a), (b) and (c) are a reasonable and necessary protection of the immediate interests of Buyer, and any violation of these restrictions would cause substantial injury to Buyer and that Buyer would not have entered into this Agreement without receiving the additional consideration offered by the Seller and Balk in binding themselves, to these restrictions. In the event of a breach or a threatened breach by the Seller or Balk of these restrictions, Buyer shall be entitled to an injunction restraining such Person from such breach or threatened breach without the necessity or proving actual damages, the inadequacy of monetary damages or posting any bond or security; provided, however, that such right to injunctive relief shall not be construed as prohibiting Buyer from pursuing any other available remedies for such breach or threatened breach. Allocation of a portion of the purchase price hereunder to the covenant not to compete shall not be deemed to be a measurement of Buyer's damages in the event of breach thereof or otherwise limit Buyer's remedies therefor.

                  (e) In the event of a termination of the Employment Agreement between Balk and the Buyer due to either a voluntary termination by the Buyer or a default by Buyer of the terms of such agreement, the provisions of Sections 5.13(a) and (b) of this Agreement shall terminate and be of no further force or effect.

         5.14 Buyer agrees that each employee of Seller who was employed for at least the entire 5 year period immediately prior to Closing who becomes an employee of Buyer immediately after the Closing shall be entitled to Paid Time Off ("PTO") during the initial twelve months of employment as follows:

                  (i) 9.5 days at the Closing

                  (ii) An additional 9.5 days at January 1, 2002


                                   ARTICLE VI

                              CONDITIONS PRECEDENT

         6.1 Conditions Precedent - Buyer and Seller. The respective obligations of Buyer and Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions on or prior to the Closing Date:

                  (a) All approvals, consents and waivers from, or filings or registrations with, any governmental entity which is required for the consummation of the transactions contemplated hereby shall have been received or made, as applicable, provided, however, that no approval, consent or waiver referred to in this Section 6.1(a) shall be deemed to have been received if it shall include any condition or requirement that, individually or in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by this Agreement to Buyer that had such condition or requirement been known, Buyer, in its reasonable judgment, would not have entered into this Agreement.

                  (b) Neither Buyer nor Seller shall be subject to any statute, rule, regulation, injunction or other order, decree of Legal Requirement which shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits, restricts or makes illegal consummation of the transactions contemplated hereby.

         6.2 Conditions Precedent - Buyer. The obligations of Buyer to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions at or prior to the Closing Date, unless waived by Buyer.

                  (a) The representations and warranties of Seller and Balk set forth in Article III hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date).

                  (b) Seller and Balk shall have performed in all material respects all obligations and covenants required to be performed by them pursuant to this Agreement on or prior to the Closing Date.

                  (c) Seller shall have delivered to Buyer a certificate, dated the Closing Date and signed by the President of Seller, to the effect that the conditions set forth in Section 6.2(a) and (b) have been satisfied.

                  (d) Seller shall have delivered to Buyer, all in such forms as Buyer may reasonably specify: (i) bills of sale, assignments of leases and contracts and such other goods and sufficient instruments of assignment, transfer and conveyance as shall be necessary or advisable to vest in Buyer all right, title and interest in and to the Acquired Assets and the Assumed Liabilities, and (ii) all other documents Buyer may reasonably request relating to the authority of Seller and Balk to execute and perform under the provisions of this Agreement.

                  (e) The consent, approval or waiver of each person, firmer entity (other than the governmental entities referred to in Section 6.1(a) hereof) whose consent, approval or waiver shall be required in connection with the transactions contemplated hereby shall have been obtained.

                  (f) No action, suit, investigation or other proceeding shall be pending or threatened against any party to this Agreement which, in the reasonable opinion of Buyer could result in the restraint or prohibition of any such party, or the obtaining of damages or other relief from any such party, in connection with this Agreement or the transactions contemplated hereby.

                  (g) Seller and Balk shall have furnished Buyer with such certificates and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.2, as such conditions relate to Seller, as Buyer may reasonably request.

                  (h) Buyer shall have received an opinion of counsel to Seller as to the matters set forth in Exhibit G in a form satisfactory to Buyer and its counsel.

                  (i) Balk shall have delivered to Buyer (i) a duly executed Employment Agreement in the form of Exhibit H hereto and (ii) duly executed Employment Agreements for each of Janet Winter, Linda Cooper and Barbara Garfinkel on terms and in a form acceptable to Buyer.

                  (j) There shall have been between the date hereof and the Closing Date, no material adverse change in the condition, financial or otherwise, of Seller, the Business or the Acquired Assets and at the Closing Date Seller shall have delivered to Buyer a certificate to such effect signed by the President of Buyer.

         6.3 Conditions Precedent - Seller. The obligations of Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions on or prior to the Closing Date, unless waived by Seller.

                  (a) The representations and warranties of Buyer set forth in
Article IV hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date).

                  (b) Buyer shall have performed in all material respects all obligations and covenants required to be performed by it pursuant to this Agreement on or prior to the Closing Date.

                  (c) Buyer shall have delivered to the Seller a certificate, dated the Closing Date and signed by the President of Buyer, to the effect that the conditions set forth in Section 6.3(a) and (b) have been satisfied.

                  (d) Buyer shall have delivered to Seller the Initial Cash Payment and the Promissory Note.

                  (e) Buyer shall have delivered to Balk (i) a duly executed Employment Agreement in the form of Exhibit H hereto and (ii) duly executed Employment Agreements for each of Janet Winter, Linda Cooper and Barbara Garfinkel on terms and in a form acceptable to Buyer.

                  (f) Buyer shall have furnished Seller with such certificates and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.3 as such conditions relate to Buyer as Seller may reasonably request.

                                   ARTICLE VII

                          SURVIVAL AND INDEMNIFICATION

         7.1 Survival. The representations and warranties contained in or made pursuant to this Agreement will survive the Closing. All other provisions of this Agreement will survive the Closing without limitation. The provisions of this Article VI are in addition to any other remedy any party hereto may have.

         7.2 Seller's Indemnification Obligation. (a) Seller and Balk shall jointly and severally indemnify and hold harmless Buyer and its Affiliates and their officers, directors and shareholders ("Buyer Indemnified Parties") from and against any and all Losses which are incurred by or asserted against one or more Buyer Indemnified Parties:

                           (i) resulting from the breach of any representation
or warranty made by Seller or Balk in this Agreement;

                           (ii) resulting from the breach of any covenant or
agreement of Seller or Balk contained herein or in any Ancillary Document; or

                           (iii) constituting or arising from Retained
Liabilities.

                  (b) Seller agrees that, notwithstanding any other provision of this Agreement, Buyer Indemnified Parties may offset all claims for indemnification under Section 7.2(a) against any payment to be made to or for the account of Seller pursuant to this Agreement, including without limitation on account of Receivables and payments due under the Promissory Note.

         7.3 Buyer's Indemnification Obligation. Buyer shall indemnify and hold harmless Seller and its Affiliates and their officers, directors and shareholders ("Seller Indemnified Parties") from and against any and all Losses which are incurred by or asserted against one or more Seller Indemnified
Parties:

                           (i) resulting from the breach of any representation
or warranty made by Buyer in this Agreement;

                           (ii) resulting from the breach of any covenant or
agreement of Buyer contained herein; or

                           (iii) constituting Assumed Liabilities.

         7.4 Procedure. Any claim for indemnification under Sections 7.2 or 7.3 will be made in accordance with this Section 7.4. In the case of any claim for indemnification arising from a claim or demand of a third Person, an Indemnified Party will give prompt written notice, in no event more than thirty (30) days following such Indemnified Party's receipt of such claim or demand, to the Indemnifying Party describing in reasonable detail the basis of such claim or demand as to which it may request indemnification hereunder. Any other claim for indemnification will be made within a reasonable time after the time the Indemnified Party becomes aware of the facts forming the basis of such claim. Notwithstanding the foregoing, failure or delay in giving such notices shall not relieve the Indemnifying Party from its obligation to indemnify the Indemnified Party except to the extent the Indemnifying Party is actually and materially prejudiced by such failure or delay. If the Indemnifying Party accepts responsibility for any such third-Person claim or demand by written notice to the Indemnified Party within ten (10) days of receipt of the notice described above (and provides assurances that it will and makes provision to satisfy any Losses in respect thereof, which assurances and provision shall be reasonably satisfactory to the Indemnified Party), the Indemnifying Party will have the right to defend and to direct the defense against any such claim or demand, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party and with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, provided that the Indemnifying Party may not settle or compromise any such claim or demand without the written consent of the

Indemnified Party (which consent may not be unreasonably withheld or delayed) if injunctive or other equitable relief would be imposed against the Indemnified Party as a result thereof or, where the Indemnified Party is a Buyer Indemnified Party, the settlement or compromise would have an adverse effect on the Business. The Indemnifying Party shall keep the Indemnified Party fully informed in the defense of any such claim or demand. The Indemnified Party will have the right to participate in (but not control) the defense of any claim or demand as to which the Indemnifying Party has assumed control with counsel employed by it at the expense of the Indemnified Party. The Indemnifying Party will have no indemnification obligations with respect to any such claim or demand which is settled by the Indemnified Party without the prior written consent of the Indemnifying Party (which consent may not be unreasonable withheld or delayed).


                                  ARTICLE VIII

                                  MISCELLANEOUS

         8.1 Expenses. The fees and expenses (including the fees of any lawyers, accountants or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby will be paid by Buyer with respect to Buyer, by Seller with respect to Seller, and by Balk with respect to Balk.

         8.2 Notices. Any notice or other communication required or permitted to be given hereunder will be in writing and will be mailed by prepaid registered or certified mail, timely deposited with an overnight courier such as Federal Express, or delivered against receipt (including by confirmed facsimile transmission), as follows:

                  (a)      In the case of Seller and/or Balk, to:
                                    Mr. Gregorius K. Balk
                                    Healthcare Staffing, Inc.
                                    12304 Santa Monica Boulevard
                                    West Los Angeles, CA 90025
                                    Telecopy: (310) 207-3437

                           with a copy to:

                                    Thomas C. Corcovelos
                                    Corcovelos & Forry LLP
                                    1001 Sixth Street, Suite 150
                                    Manhattan Beach, CA 90266

                   (b)     In the case of Buyer, to:

                                    ATC Healthcare Services, Inc.
                                    1983 Marcus Avenue
                                    Lake Success, NY 11042
                                    Telecopy: (516) 358-9128
                                    Attn: David Savitsky

                           with a copy to:

                                    Kasowitz, Benson, Torres & Friedman LLP
                                    1633 Broadway, 22nd Floor
                                    New York, NY 10019
                                    Attn: Jack N. Schulman, Esq.

or to such other address as the party may have furnished in writing in accordance with the provisions of this Section. Any notice or other communication shall be deemed to have been given, made and received upon receipt; provided, that any notice or communication that is received other than during regular business hours of the recipient shall be deemed to have been given at the opening of business on the next business day of the recipient.

         8.3 Assignment. This Agreement and all provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party, except that Buyer may assign its rights and obligations hereunder to any Affiliate or transferee of that part of its business to which such rights and obligations relate. Any assignment in violation of this Agreement shall be null and void.

         8.4 Entire Agreement. This Agreement and the Ancillary Documents embody the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and thereby and supersede all prior written or oral commitments, arrangements or understandings with respect hereto. There is no restriction, agreement, promise, warranty, covenant or undertaking with respect to the transactions contemplated hereby and thereby other than those expressly set forth herein.

         8.5 Amendment; Waiver. (a) This Agreement may only be amended or modified in a writing signed by the party against whom enforcement of any such amendment or modification is sought.

                  (b) No breach of any covenant, agreement, representation or warranty made herein shall be deemed waived unless expressly waived in writing by the party who might assert such breach. No omission or failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or in equity. The waiver by any party hereto of a breach of any term or provision of this Agreement will not be construed as a waiver of any subsequent breach.

         8.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and each of which will be deemed an original.

         8.7 Governing Law. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (REGARDLESS OF THE LAWS THAT MIGHT BE APPLICABLE UNDER PRINCIPLES OF CONFLICTS OF LAW) AS TO ALL MATTERS, INCLUDING, WITHOUT LIMITATION, MATTERS OF VALIDITY, CONSTRUCTION, EFFECT AND PERFORMANCE.

         8.8 Severability. If any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement will not be affected thereby, and Seller, Balk and Buyer will use their reasonable efforts to substitute one or more valid, legal and enforceable provisions which insofar as practicable implement the purposes and intent hereof. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

         8.9 Specific Performance. Buyer, Seller and Balk and the Additional Parties recognize that any breach of the terms of this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that, in addition to other remedies, any nonbreaching party will be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

         8.10 Arbitration. In the event of a dispute arising from or in connection with any provision of this Agreement, the parties agree to submit such dispute to final and binding arbitration in accordance with the then-obtaining commercial arbitration rules of the American Arbitration Association ("AAA"). Such arbitration shall be held in the AAA office in New York, New York; provided that if any arbitration proceeding is initiated by Seller such arbitration shall be held in the AAA Office nearest to Los Angeles, California. The parties shall share equally the costs and arbitrator's fees incurred in connection with such arbitration, but each party shall be responsible for their own attorneys fees. The arbitrators shall have no authority to modify or add to the provisions of this Agreement.

         8.11 Third Person Beneficiaries. This Agreement is not intended to confer upon any other Person any rights or remedies hereunder, except that Buyer and Seller may assert the rights of the Buyer Indemnified Parties and Seller Indemnified Parties, respectively, hereunder.

         8.12 Bulk Transfer Law. The parties hereby waive compliance by Buyer and Seller with the provisions of any applicable bulk sales law and, without limitation of any other remedy Buyer may have, Seller agrees to indemnify and hold harmless Buyer Indemnified Parties from any Loss asserted against any Buyer Indemnified Party or which any Buyer Indemnified Party may suffer or incur by virtue of any noncompliance by Buyer or Seller with such laws.

         8.13 Transfer Taxes. Seller shall pay all sales, use, transfer and other similar tax and fees resulting from the transactions contemplated by this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                           ATC HEALTHCARE SERVICES, INC.



                                           By: /s/ DAVID SAVITSKY
                                              ---------------------------
                                           Name:   David Savitsky
                                           Title:  President

                                           HEALTHCARE STAFFING INC.



                                           By: /s/ GREGORIUS K. BALK
                                              ---------------------------
                                           Name:   Gregorius K. Balk
                                           Title:  President


                                           ------------------------------
                                           Gregorius K. Balk

                                    EXHIBIT A

                               Certain Definitions


         "AAA" means American Arbitration Association.

         "ADDITIONAL CONSIDERATION" shall have the meaning set forth in Section 1.7.

         "AFFILIATE" shall mean, with respect to a Person, another Person heretofore, now or hereafter, directly or indirectly, through one or more intermediaries, controlled by, under common control with or which controls, the Person specified (in each case in their capacities as such).

         "AGREEMENT" shall mean this Agreement.

         "ANCILLARY DOCUMENTS" means all agreements, instruments, documents or certificates contemplated to be executed and/or delivered by Seller and/or Balk pursuant to Section 2.2(a) and (c).

         "APPROVAL" shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval or other action of, or any filing, registration or qualification with, any federal, state, municipal or other governmental, administrative or judicial body, agency or authority.

         "ACQUIRED ASSETS" shall have the meaning set forth in Section 1.1.

         "ASSET AMOUNT" shall have the meaning set forth in Section 1.7.

         "ASSUMED LIABILITIES" shall have the meaning set forth in Section 1.6.

         "ASSUMED AGREEMENTS" shall have the meaning set forth in Section
1.1(b).

         "BALK" shall have the meaning set forth in the heading to this Agreement.

         "BUSINESS" shall have the meaning set forth in the recitals to this Agreement.

         "BUYER" shall have the meaning set forth in the heading to this Agreement.

         "BUYER INDEMNIFIED PARTIES" shall have the meaning set forth in Section 7.2.

         "CLOSING" shall have the meaning set forth in Section 2.1.

         "CLOSING DATE" shall have the meaning set forth in Section 2.1.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         "COLLECTION PERIOD" shall have the meaning set forth in Section 1.7(c).

         "CONSENT" shall mean any consent or approval of, or notice, declaration, report or statement filed with or submitted to, any Person (other than an Approval).

         "ERISA" shall mean the Employee Retirement Income Security Act, as amended.

         "EXCLUDED ASSETS" shall have the meaning set forth in Section 1.2.

         "FINANCIAL STATEMENTS" shall have the meaning set forth in Section 3.3.

         "INDEMNIFIED PARTY" shall mean the Buyer Indemnified Party or Seller Indemnified Party seeking indemnification pursuant to Article VII.

         "INDEMNIFYING PARTY" shall mean the party from which indemnification is sought pursuant to Article VII.

         "IP RIGHTS" shall have the meaning set forth in Section 1.1(c).

         "KNOWLEDGE" with respect to Seller means knowledge of Balk or any person who is an officer of employee of Seller on the day prior to the Closing Date.

         "LEGAL REQUIREMENTS" shall have the meaning set forth in Section 3.7.

         "LIENS" means any lien, encumbrance, charge, security interest or adverse claim.

         "LOSSES" shall mean all liabilities, obligations, losses, damages, claims, actions, Liens, deficiencies, costs or expenses (including without limitation settlement costs and attorneys', accountants' and experts' fees and court costs and any reasonable cost or expense incurred in enforcing rights pursuant to this Agreement), less any insurance recoveries in respect thereof.

         "NOTE PAYMENTS" shall have the meaning set forth in Section 1.7(b).

         "PERSON" means and includes an individual, corporation, partnership (limited, limited liability or general), joint venture, association, trust, any other unincorporated organization or entity and a governmental entity or any department or agency thereto.

         "PLANS" shall have the meaning set forth in Section 3.12(a).

         "PROCEEDING" shall have the meaning set forth in Section 3.7.

         "PROMISSORY NOTE" shall have the meaning set forth in Section 1.7(b).

         "RECEIVABLES" shall have the meaning set forth in Section 1.9.

         "RETAINED LIABILITIES" shall have the meaning set forth in Section 1.5.

         "RFG" means Resource Funding Group, Inc.

         "RFG AMOUNT PAYMENT" shall have the meaning set forth in Section
1.7(c).

         "RFG RECEIVABLES" shall have the meaning set forth in Section 1.7(c).

         "SELLER" shall have the meaning set forth in the heading to this Agreement.

         "SELLER INDEMNIFIED PARTIES" shall have the meaning set forth in
Section 7.3.

                                       1